                            THIRD AMENDMENT TO AGREEMENT
                               OF SALE AND PURCHASE


    THIS Third Amendment TO AGREEMENT OF SALE AND PURCHASE (this "Third Amendment") is between FINDLAY EQUITY PARTNERS, an Ohio general partnership ("Seller"), and HOST FUNDING, INC., a Maryland corporation or its permitted assignee ("Purchaser"), and is dated effective as of September 20, 1997.

                                   R E C I T A L S

    A. Seller and Purchaser previously entered into that certain Agreement of Sale and Purchase (the "Agreement") dated effective as of May 5, 1997, as amended by that certain Amendment to Agreement of Sale and Purchase (the "First Amendment") dated effective as of June 19, 1997, and as further amended by that certain Second Amendment to Agreement of Sale and Purchase (the "Second Amendment") dated effective as of July 28, 1997 (collectively, as amended by the First Amendment and the Second Amendment, the "Agreement"), and relating to the sale by Seller to Purchaser of real property located in Liberty Township, Hancock County, Ohio, and more particularly described in Exhibit "A" attached hereto and incorporated herein by reference for all purposes (the "Property").

    B. Seller and Purchaser desire to further amend the Agreement in certain respects as provided herein.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:

    1.   Notwithstanding anything contained in the Agreement to the contrary,
Section 1.1 of the Agreement is hereby amended by the deletion therefrom of the definition of "Host Funding Stock Fair Market Value" in its entirety.

    2. Notwithstanding anything contained in the Agreement to the contrary, the Agreement is hereby amended by the deletion therefrom of Section 3.1 in its entirety, and in substitution therefor, the following Section 3.1 added:

         3.1 PURCHASE PRICE. The purchase price ("Purchase Price") for the Property shall be TWO MILLION NINE HUNDRED THIRTY-ONE THOUSAND NINE HUNDRED AND NO/100 DOLLARS ($2,931,900.00). The Purchase Price shall be payable at Closing as follows:

         (a) Subject to adjustment pursuant to various applicable provisions of this Agreement requiring adjustment of same, the sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) in cash or other immediately available funds (the "Cash Portion of the Purchase Price");

         (b) Purchaser's assumption, with limited liability, and otherwise pursuant to the terms and conditions set forth in Section 3.2 hereof, of a loan (the "Nomura Loan") evidenced by that certain Promissory Note (the "Nomura Note") in the original principal sum of $1,711,000.00, dated July 31, 1996, executed by Seller, payable to the order of Continental Wingate Associates, Inc., and thereafter assigned to Nomura Asset Capital Corporation (Nomura Asset Capital Corporation, or the current record holder of the Nomura Loan, as applicable, is hereinafter referred to as "Nomura");

         (c) Subject to the provisions of Section 7.4 hereof, Purchaser's delivery or issuance to Seller of 53,879 shares of the Class A Common Stock of Host Funding, Inc. (the "Host Funding Stock") having an approximate aggregate value equal to FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00). The Host Funding Stock will be deemed a "restricted security" under the Securities Act in that such stock will be delivered or issued to Seller in a transaction not involving a public offering. Seller understands that the Host Funding Stock may not be resold without compliance with the registration requirements of the Securities Act or in other certain limited circumstances. In this connection, Seller understands the resale limitations imposed by the Securities Act and is familiar with SEC Rules 144 and 145, as presently in effect, and the conditions which must be met in order for Rules 144 and 145 to be available for resale of "restricted securities". Each certificate representing Host Funding Stock will contain the appropriate legend relating to restrictions on sale and transfer under the Securities Act and the Exchange Act. Notwithstanding the foregoing, Purchaser agrees that Seller may distribute the Host Funding Stock to Seller's partners and to Seller's Broker (and Seller's Broker may distribute same to its participating brokers) without requirement of legal opinion; provided, however, that (i) each recipient thereof shall have executed and delivered to Seller and Purchaser an Investment Letter Agreement with respect thereto and (ii) Purchaser shall determine within its sole discretion that such transfer will not disqualify Purchaser as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended; and

         (d) Purchaser's execution and delivery to Seller of a promissory note (the "Seller Finance Note") in the original principal amount equal to the remainder of the Purchase Price (Purchase Price LESS Cash Portion of the Purchase Price LESS the actual principal balance of the Nomura Note on the Closing Date LESS the $500,000.00 in value of the Host Funding Stock EQUALS the original principal amount of the Seller Finance Note). The Seller Finance Note shall accrue interest commencing January 1, 1998, at the rate equal to the Wall Street Journal Prime Rate plus one percent (1%); provided, if not paid when due, the interest rate shall increase to the Wall Street Journal Prime Rate plus ten percent (10%). The principal of the Seller Finance Note, together with all accrued interest thereon, shall be due and payable on April 1, 1998, such sums payable all in cash. The Seller Finance Note will be secured by the pledge of 51,660 shares of the Class B Common Stock of Host Funding, Inc. (the "Seller Finance Stock Pledge"), and shall be guaranteed by Host Funding, Inc. (the "Host Guaranty"). The Seller Finance Note, the Seller Finance Stock Pledge, and the Host Guaranty shall be upon such other terms and conditions as Seller and Purchaser may reasonably and mutually agree in writing prior to the Closing.


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

    3. Notwithstanding anything contained in the Agreement to the contrary, the Agreement is hereby amended by the deletion therefrom of Section 3.2(c) in its entirety.

    4. The Agreement is hereby amended by the deletion therefrom of the amendments to same contained in Paragraph 1 of the Second Amendment, and, in substitution therefor, the following added:

         Notwithstanding anything contained in the Agreement to the contrary, the Agreement is hereby amended by the deletion therefrom of Section 6.1, except for the last two (2) sentences thereof, and, the Deposit shall be immediately delivered to Seller by the Title Company (and Purchaser hereby authorizes the Title Company to do so) and shall hereafter be considered non-refundable, unless, however, (a) Seller hereafter defaults on any of its obligations or breaches any of the representations and warranties of Seller under the Agreement, or (b) Nomura does not on or before October 15, 1997, through no fault of Purchaser, close the assumption by Purchaser of the Nomura Loan. For the purposes hereof, the phrase "through no fault of Purchaser" contained in the immediately preceding sentence shall mean Purchaser shall, on or before October 15, 1997, have furnished to Nomura any and all applications, forms, information and due diligence items and documentation reasonably required of it by Nomura, and otherwise provided to Nomura comments to any proposed assumption documents submitted to it by Nomura for Purchaser's comments and approvals. At the closing of the transaction contemplated by the Agreement, the Deposit will be applied to the Cash Portion of the Purchase Price.

    5.   Notwithstanding anything contained in the Agreement to the contrary,
Section 11.1 of the Agreement is hereby amended to provide that the transaction contemplated by the Agreement will be closed no later than October 15, 1997, unless otherwise approved in writing by Seller and Purchaser.

    6.   Notwithstanding anything contained in the Agreement to the contrary,
Section 12.2 of the Agreement is hereby amended by the addition of the following Purchaser deliveries:

         (f)  the Seller Finance Note;

         (g)  the Seller Finance Stock Pledge; and

         (h)  the Host Guaranty.

    7. Notwithstanding anything contained in this Amendment or in the Agreement to the contrary, the Agreement is hereby amended by the deletion therefrom of Section 19.3 in its entirety.


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

    8. Except as expressly amended herein, the Agreement remains unchanged, and the valid and binding obligation of Seller and Purchaser. Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Agreement. This Third Amendment shall be effective upon execution by facsimile transmission by both parties.

                                     SELLER:

                                     FINDLAY EQUITY PARTNERS, an Ohio general partnership

                                     By: Investment Resources, Inc., an Ohio
                                         corporation, Managing Partner

                                     By: /s/ VICTOR BAKER
                                        ------------------------------------
                                     Name:   VICTOR BAKER
                                           ---------------------------------
                                     Title:  PRESIDENT
                                            --------------------------------

                                     PURCHASER:
                                     ----------

                                     HOST FUNDING, INC., a Maryland corporation

                                     By: /s/ BONA K. ALLEN
                                        ------------------------------------
                                        Bona K. Allen, Vice President





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